Exhibit 10.1

June 28, 2013

Joe’s Jeans Subsidiary, Inc.

2340 S. Eastern Avenue

Commerce, CA 90040

Re:          Revocation of Termination Notice and Amendment to Factoring Agreement

Ladies or Gentlemen:

We refer to the that certain Factoring Agreement dated June 1, 2001 between you and us (as amended and supplemented from time to time, the “Factoring Agreement”).  Capitalized terms used herein unless otherwise defined have the meanings ascribed to them in the Factoring Agreement.

Reference is further made to your letter to us dated April 30, 2013 (the “Termination Notice”), in which you gave us notice of  your intent to terminate the Factoring Documents effective as of June 30, 2013 pursuant to subsection 16.1 of the Factoring Agreement.  You hereby agree with us that the Termination Notice is hereby revoked and the Factoring Agreement in its entirety continues in full force and effect.  All of the terms, provisions and conditions of the Factoring Agreement, as amended hereby shall be and hereby are adopted, ratified and confirmed in all respects.

Additionally, you and we hereby agree that Section 16.1 of the Factoring Agreement shall hereby be amended and restated in its entirety to read as follows:

“16.1  You may terminate this Agreement: (a) at any time on or prior to September 30, 2013 by giving us at least thirty (30) days prior written notice of termination, upon which termination no unpaid portion of the Minimum Factoring Fees will be due by you under Section 15.1 above; (b) at any time after September 30, 2013 by giving us at least sixty (60) days prior written notice of termination, upon which termination, the unpaid portion of the Minimum Factoring Fees, if any, for the then current Period, as provided in Section 15.1 above, shall be due and payable by you, or (c) upon you giving us written notice confirming that for a period of five (5) consecutive business days, we have failed to remit to you any amounts you have reqested that are available to you based on the advance formulas we have established from time to time for you (a “Notice of Failure to Fund”); provided however, you will not be entitled to terminate by a Notice of Failure to Fund if an Event of Default is in existence at the time of any such request or during the noted five (5) business day period.  Except as otherwise provided, we may terminate this Agreement at any time by giving you at least sixty (60) days prior written notice of termination.  However, we may terminate this Agreement immediately, without prior notice to you, upon the occurrence of an Event of Default (defined in section 17.1 below).”

CIT Commercial Services

300 South Grand Avenue

Los Angeles, California 90071         t: 213.613.2400

Except as herein specifically provided herein, the Factoring Agreement remains in full force and effect in accordance with its terms.  If you are in agreement with the foregoing, please so indicate by signing and returning to us the enclosed copy of this letter.

Sincerely yours,

THE CIT GROUP/COMMERCIAL
SERVICES, INC.

By:	/s/ Darrin Beer
Title: Director

Accepted and agreed to:

JOE’S JEANS SUBSIDIARY, INC.

By:	/s/ Marc Crossman
Title: CEO

The undersigned acknowledges and consents to the foregoing letter agreement to the extent required and confirms that the foregoing letter agreement shall not affect, modify or diminish such undersigned’s obligations under any instruments of Guaranty and/or any related pledge or security agreements executed in favor of The CIT Group/Commercial Services, Inc. and reaffirms and ratifies each of the terms and conditions of such Guaranty and/or related pledge or security agreements.

JOE’S JEANS INC.

By:	/s/ Marc Crossman
Title: President & CEO